Exhibit (h)(3)(xiii)

INVESTMENT COMPANY REPORTING MODERNIZATION SERVICES
AMENDMENT TO

SUB-ADMINISTRATION SERVICES AGREEMENT

This Investment Company Reporting Modernization Services Amendment (the “Amendment”) is made as of February 28, 2018 by and between STERLING CAPITAL MANAGEMENT LLC (the “Administrator”) and THE BANK OF NEW YORK MELLON (“BNY Mellon”).

BACKGROUND:

A.	WHEREAS, the Administrator and BNY Mellon are parties to a Sub-Administration Services Agreement dated as of December 18, 2006, as amended (the “Agreement”), relating to BNY Mellon’s provision of services with respect to Sterling Capital Funds;

B.	WHEREAS, this Amendment is an amendment to the Agreement and shall be applicable solely to the portfolios identified at Exhibit 1 hereto (the “Funds”);

C.	WHEREAS, the Administrator desires that BNY Mellon provide the investment company reporting modernization services described in this Amendment;

D.	WHEREAS, capitalized terms used in this Amendment shall have the meanings set forth in the Agreement unless otherwise defined herein, and all forms and rules referenced herein are in reference to forms and rules promulgated under the Investment Company Act of 1940, as amended; and

E.	WHEREAS, the Administrator and BNY Mellon desire to amend the Agreement with respect to the foregoing;

TERMS:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	The Agreement is hereby amended to reflect that BNY Mellon shall provide the following services for the Funds:

1.1	BNY Mellon shall provide the services described herein following a full service operating model. This operating model requires BNY Mellon to include the actual filing of the reports as part of the services noted below.

1.2	FORM N-PORT. BNY Mellon, subject to the limitations described herein and its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor (defined below) to: (i) collect, aggregate and normalize the data required for the submission of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the United States Securities and Exchange Commission (“SEC”).

1.2.1	The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Administrator in advance of the preparation of the initial Form N-PORT pursuant to this Amendment.

1.2.2	Unless mutually agreed in writing between BNY Mellon and the Administrator, BNY Mellon will use the same layout and format and use the same source for obtaining the information and method for performing the required calculations for every successive reporting period for Form N-PORT.

1.3	FORM N-CEN. BNY Mellon, subject to the limitations described herein and its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor (defined below) to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

1.3.1	The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Administrator in advance of the preparation of the initial Form N-CEN pursuant to this Amendment.

1.3.2	Unless mutually agreed in writing between BNY Mellon and the Administrator, BNY Mellon will use the same layout and format and use the same source for obtaining the information and method for performing the required calculations for every successive reporting period for Form N-CEN.

1.4	Fixed Income Risk Analytics. BNY Mellon shall calculate the portfolio and security-level risk metrics required within Form N-PORT and Form N-CEN (referenced above).

2.	BNY Mellon has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNY Mellon the ability to generate the reports described herein for its clients.

3.	Either party may terminate this Amendment by giving to the other party a notice in writing specifying the date of termination, which shall not be less than ninety (90) days after the date of such notice.

4.	Except to the extent BNY Mellon may be liable pursuant to Section 13 of the Agreement, BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Funds, the Funds’ adviser and entities unaffiliated with BNY Mellon (collectively, for this Amendment, “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party. This Section 4 is a limitation of responsibility provision for the benefit of BNY Mellon, and shall not be used to imply any responsibility or liability against BNY Mellon.

5.	The Administrator and the Funds, in a timely manner, shall review and comment on, and, as the Administrator and the Funds deem necessary, cause its counsel and/or accountants to review and comment on, each report described herein. The Administrator or the Funds shall provide timely sign-off of, and authorization and direction to file, each such report. Absent such timely sign-off, authorization and direction by the Administrator or the Funds, BNY Mellon shall be excused from its obligations to prepare and file the affected report, except to the extent BNY Mellon may be liable pursuant to Section 13 of the Agreement. BNY Mellon is providing the services related to the filing of such reports based on the acknowledgement of the Funds and the Administrator that such services, together with the activities of the Administrator and the Funds in accordance with their internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

6.	The Funds shall be responsible for the retention of the filed reports described herein in accordance with any applicable rule or regulation.

7.	Notwithstanding any provision of this Amendment, the services described herein are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Administrator, the Funds or any other person. Neither this Amendment nor the provision of the services establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Administrator, the Funds or any other person.

8.	As compensation for the services described herein, the Administrator will pay to BNY Mellon such fees as may be agreed to in writing by the Administrator and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Print Vendor’s fees. For the avoidance of doubt, the fees charged by the Print Vendor will not equal the fees charged by BNY Mellon, nor shall such fees be considered an out-of-pocket expense, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor.

9.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the services described herein.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)	If any provision or provisions of this Amendment shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

STERLING CAPITAL MANAGEMENT LLC

By:	/s/ Scott Haenni
Name:	Scott Haenni
Title:	Chief Operating Officer

THE BANK OF NEW YORK MELLON

By:	/s/ Wayne D. Weaver
Name:	Wayne D. Weaver
Title:	Managing Director

Date: April 12, 2018

EXHIBIT 1

Fund Name

Behavioral Large Cap Value Equity

Mid Value

Behavioral Small Cap Value Equity

Special Opportunities

Equity Income

Behavioral International Equity

Ultra Short Bond

Short Duration Bond

Intermediate U.S. Government

Total Return Bond

Corporate

Securitized Opportunities

Kentucky Intermediate Tax-Free

Maryland Intermediate Tax-Free

North Carolina Intermediate Tax-Free

South Carolina Intermediate Tax-Free

Virginia Intermediate Tax-Free

West Virginia Intermediate Tax-Free

Diversified Income

Strategic Allocation Balanced

Strategic Allocation Growth

SMID Opportunities Fund

Stratton Mid Cap

Stratton Real Estate

Stratton Small Cap